IMPORTANT NOTICE REGARDING
THE GLOBAL PAYMENTS INC. 401(k) PLAN BLACKOUT PERIOD
AND
TRADING RESTRICTIONS IN GLOBAL PAYMENTS INC. COMMON STOCK
DURING THE BLACKOUT PERIOD

To:     Global Payments Inc. Directors and Executive Officers who File Reports under Section 16

From:    David Green, Executive Vice President, General Counsel and Corporate Secretary

Date:    October 26, 2018

The Global Payments Inc. 401(k) Plan (the “401(k) Plan”) will be entering a blackout period due to a change in the record-keeper for the 401(k) Plan from MassMutual to Fidelity Investments. The blackout will begin at 4 p.m. ET on November 27, 2018 and is expected to end the week of December 23, 2018 (the “Blackout Period”). During the Blackout Period, 401(k) Plan participants will not be able to direct or diversify investments in their individual accounts, obtain a loan or receive a distribution (or withdrawal) from the 401(k) Plan.

Your ability to trade in the Company’s common stock is impacted by the 401(k) Plan Blackout Period. Under the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission (“SEC”) Regulation BTR, directors and executive officers of the Company are generally prohibited from engaging in transactions involving any equity security of the Company during the time when 401(k) Plan participants are unable to direct or diversify investments in the 401(k) Plan. For this purpose, executive officers are those officers who file reports under Section 16 of the Securities Exchange Act of 1934, as amended.

Specifically, during the Blackout Period, SEC rules prohibit you from, directly or indirectly, purchasing, selling, or otherwise transferring any equity security of the Company that you acquired in connection with your service as a director or executive officer of the Company. These restrictions apply to your holdings both inside and outside of the 401(k) Plan context. Please note that “equity securities” is defined broadly to include Company common stock, stock options, and other derivative securities. Also, prohibited transactions are not limited to those involving your direct ownership, but include any transaction in equity securities in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household). However, there are certain transactions that are exempt from this prohibition, including among other things:

•
Purchases or sales under a Rule 10b5-1 trading plan (so long as you did not enter into or modify the trading plan during the Blackout Period or at a time when you were aware of the actual or approximate dates of the Blackout Period); and

•	Bona fide gifts, bequests and transfers pursuant to domestic relations orders.

The rules are complex, and if you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction and may be subject to civil and criminal penalties.

You will be notified in the unlikely event that an extension of the Blackout Period is needed. If you have any questions concerning this notice, the Blackout Period or the status thereof, or the transactions affected by the Blackout Period, please contact David Green at 770-829-8256.